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                                                                      EXHIBIT 16



                       [LETTERHEAD OF ARTHUR ANDERSEN LLP]


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 28, 2002


Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 24, 2002, of the Delta Family-Care Savings Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/Arthur Andersen LLP





Copy to:      Mr. Leon A. Piper
              Chairman, Administrative Committee,
              Delta Family-Care Savings Plan